Exhibit 99.1

PERRIGO CONFIDENT ITS SHAREHOLDERS WILL REJECT

MYLAN’S VALUE DESTRUCTIVE TRANSACTION

Offer Substantially Undervalues Perrigo, Exposes Shareholders to Risk and Mylan’s Weak Business Prospects

Value Destructive Transaction Would Be Highly Dilutive to EPS and Perrigo’s Growth and P/E Multiple

Perrigo Positioned to Create Superior Value as Stand-alone Companyi

DUBLIN, August 28, 2015 – Perrigo Company plc (“Perrigo”) (NYSE: PRGO; TASE) today commented on the Mylan N.V. (“Mylan”) (NASDAQ: MYL) shareholder vote regarding its planned unsolicited offer to acquire Perrigo.

“Our views of Mylan’s offer to Perrigo shareholders have always been, and will continue to be, based on our Board’s careful reflection of the value available to Perrigo shareholders, and do not depend on the limited choices that Mylan has allowed its shareholders to consider,” said Joseph C. Papa, Chairman, President and CEO. “Following extensive discussions with our shareholders, we are confident that most of them believe that Mylan’s offer substantially undervalues Perrigo and would dilute our growth profile and superior valuation.ii The offer also would subject Perrigo shareholders to Mylan’s highly troubling governance approach and serious risks related to Mylan’s lowered 50%+ acceptance condition.iii Investors, rating agencies, and leading proxy advisory services have noted that the lowered threshold would make any synergy targets more difficult to achieve, raise integration and execution risk and add additional downward pressure on Mylan’s credit rating.”iv

Mr. Papa continued, “Perrigo’s experienced management team has an outstanding record for creating value, generating total shareholder return of more than 970 percent since 2007.v We remain focused on our ‘Base Plus Plus Plus’ growth strategy – realizing an organic net sales CAGR goal of 5-10% over the next three years, compelling upside from $29 billion in prescription to OTC switches, attractive M&A opportunities that we believe will have a multiplier effect on earnings and cash flow generation, and sizable potential new indications for Tysabri®.vi The entire Perrigo Board and management team are confident that, through continued successful execution of this growth strategy, and considering other opportunities that may be available to us over time, we will continue to create superior value well in excess of Mylan’s offer, and with less risk. We are confident that the majority of Perrigo shareholders will not tender their shares to Mylan.”

Forward Looking Statements

Certain statements in this press release are forward-looking statements. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including future actions that may be taken by Mylan in furtherance of its unsolicited proposal. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended June 28, 2014, as well as the Company’s subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

The exchange offer for the outstanding shares of Perrigo described herein has not yet commenced. If and when an exchange offer by Mylan is commenced, Perrigo intends to file a solicitation/recommendation statement with respect to such exchange offer with the Securities and Exchange Commission (“SEC”). Security holders are urged to read the solicitation/recommendation statement and other relevant materials if and when they become available because they will contain important information. The solicitation/recommendation statement and other SEC filings made by Perrigo may be obtained (when available) without charge at the SEC’s website at www.sec.gov and at the investor relations section of the Perrigo website at perrigo.investorroom.com. Perrigo shareholders may also obtain copies of the information when it is available by contacting Mackenzie Partners, Inc. at 212-929-5500 or 800-322-2885 Toll-Free in North America or by email at PRGO@mackenziepartners.com.

Irish Takeover Rules

The directors of Perrigo accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of Perrigo (who have taken all reasonable care to ensure such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

A person interested in 1% or more of any class of relevant securities of Perrigo or Mylan may have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2013 (“Irish Takeover Rules”).

No statement in this communication is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods. No statement in this communication constitutes an asset valuation.

About Perrigo

Perrigo Company plc, a top five global over-the-counter (OTC) consumer goods and pharmaceutical company, offers consumers and customers high quality products at affordable prices. From its beginnings in 1887 as a packager of generic home remedies, Perrigo, headquartered in Ireland, has grown to become the world’s largest manufacturer of OTC products and supplier of infant formulas for the store brand market. The Company is also a leading provider of branded OTC products, generic extended topical prescription products and receives royalties from Multiple Sclerosis drug Tysabri®. Perrigo provides “Quality Affordable Healthcare Products®” across a wide variety of product categories and geographies primarily in North America, Europe, and Australia, as well as other key markets including Israel and China. Visit Perrigo online at (http://www.perrigo.com).

A copy of this announcement will be available on Perrigo’s website at www.perrigo.com.

CONTACT: Arthur J. Shannon, Vice President, Investor Relations and Global Communications, (269) 686-1709, ajshannon@perrigo.com, Bradley Joseph, Director, Investor Relations and Global Communications, (269) 686-3373, bradley.joseph@perrigo.com

[i]	In respect to the headlines, these are belief statements of Perrigo and please see Perrigo presentation dated August 6, 2015 filed with the SEC, and letter from Joseph Papa dated August 25, 2015 to shareholders and filed with the SEC for sources for these statements. Dilutive to EPS means it is dilutive to shares of Mylan in respect of which Perrigo shareholders would be exposed should they accept the offer.
ii	See August 2015 Perrigo Investor Presentation filed with the SEC on August 6, 2015.
iii	See Perrigo presentation dated August 6, 2015 filed with the SEC and see letter from Joseph Papa dated August 25, 2015 to shareholders and filed with the SEC.
iv	See ISS Report dated August 14, 2015; Proxy Mosaic Report dated August 18, 2015; Moody’s Report dated August 14, 2015. Also see quote in Pittsburgh Tribune-Review, August 14, 2015, story “Mylan Revamps Strategy in Bid to Grab Perrigo” (“Jeff Jonas, a portfolio manager at Gabelli Funds, which owns Mylan and Perrigo shares, said the lower bar would drag out the takeover by six to nine months, raising costs for Mylan and delaying synergies the company promised.”)
[v]	The reference to total return since 2007 indicates FY2007 period beginning June 30, 2006 to April 7, 2015, prior to Mylan’s proposal announcement.
vi	See August 2015 Perrigo Investor Presentation filed with the SEC on August 6, 2015.